Exhibit 10.3
WILLBROS GROUP, INC.
RESTRICTED STOCK UNITS AWARD AGREEMENT
_________ _______________ 201___

Dear _____:
1. Restricted Stock Units Award.
(a) Willbros Group, Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of  _____  performance-based restricted stock units, hereinafter referred to individually as an “RSU,” and collectively as the “RSUs” (the “Target Award”). Restrictions will lapse on  _____  percent (_____%) of the Target Award (_____ RSUs) (the “TSR Target Award”), and become payable as an equal number of RSUs based on the Company’s achievement of the Target Performance Goal (as defined below) with respect to the TSR component of the performance measures, as otherwise set forth herein and more fully described below. Restrictions will lapse on  _____  percent (_____%) of the Target Award (_____ RSUs) (the “HSE Target Award”), and become payable as an equal number of RSUs based on the Company’s achievement of the Target Performance Goal (as defined below) with respect to the HSE component of the performance measures, as otherwise set forth herein and more fully described below. Restrictions will lapse on  _____  percent (_____%) of the Target Award (_____ RSUs) (the “Personal Target Award”) and become payable as an equal number of RSUs based on your achievement of the Target Performance Goal (as defined below) with respect to each of the  _____  Personal components of the performance measures, as otherwise set forth herein and more fully described below. Subject to potential reduction as set forth in Section 5(a) below, each RSU entitles you to receive up to two shares of Common Stock, par value $.05 per share (“Shares”), of the Company (the “Maximum Award”), at such time as the restrictions described in Section 4(b) lapse as described in Section 5 if the Maximum Performance Goal (as defined below) established by the Committee for each of the respective TSR, HSE and Personal performance measures are achieved. Notwithstanding anything to the contrary, except as provided in Section 5(c) below, all RSUs shall be forfeited (whether vested or unvested) and no Shares shall be issued under this Award Agreement (as defined below), if the Committee does not certify in writing that the Company has achieved a performance goal pursuant to Section 5 below. Restrictions on the RSUs shall lapse and become non-forfeitable in accordance with Sections 4 and 5 below.

(b) This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 2010 Stock and Incentive Compensation Plan (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Units Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan; provided, however, no provision of the Plan shall control or amend this Award Agreement in any manner which would cause this Award Agreement to fail to satisfy the short-term deferral exception under Code Section 409A.
2. Delivery of Shares. The Company shall register and issue a certificate(s) for the Shares you become entitled to receive hereunder in your name or deliver evidence of book entry Shares on the date on which the restrictions described in Section 4(b) lapse as described in Section 5. Any certificates for Shares delivered to you pursuant to this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem necessary or advisable under the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable foreign, federal or state securities laws.
3. Stockholder Rights Prior to Issuance of Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive any dividends, dividend equivalents or other rights as a stockholder of the Company with respect to any Shares covered by the RSUs until the date of issuance by the Company of a certificate to you for such Shares or the date of delivery of evidence of book entry Shares.
4. Restrictions.
(a) Your ownership of the RSUs shall be subject to the restrictions set forth in subsections (b) and (c) of this Section until such restrictions lapse pursuant to the terms of Section 5, and such RSUs shall be redeemed for the applicable Shares or otherwise forfeited to the Company.
(b) At the time of your “Termination of Employment” (as defined in Section 12(n)), other than a Termination of Employment that occurs as a result of an event described in Section 5(c)(1), Section 5(c)(2) or Section 5(c)(3), all of your RSUs shall be forfeited to the Company and all of your rights to receive any Shares in the future pursuant to the RSUs shall automatically terminate without any payment of consideration by the Company.
(c) You may not sell, assign, transfer or otherwise dispose of any RSUs or any rights under the RSUs. No RSU and no rights under any such RSU may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5. Lapse of Restrictions.
(a) The Committee shall (i) determine whether the Company has achieved any of the performance goals for the period beginning January 1, 20_____  and ending December 31, 20_____  (the “Performance Period”), which determination shall be made on an objective and non-discretionary basis by the Committee based on the Company’s audited financial statements and (ii) certify in writing as to whether and at what level each performance goal has been attained on or before March 10, 20_____  (the “Certification Date”). If you remain employed by the Company on the Certification Date and (ii) the Committee determines and certifies in writing that the Company has achieved a performance goal for the Performance Period as described in Section 6, that number of RSUs determined under Section 6 hereof will be deemed to have been earned (“Earned RSUs”). Notwithstanding the foregoing, the actual amount of RSUs that are deemed to be Earned RSUs based on the Committee’s certification of the achievement of performance goals for the Performance Period may be reduced by the Committee in its sole and absolute discretion if the Committee determines that the funding pool for this and any other performance-based long-term incentive awards should not be fully funded in light of any failure by the Company to achieve any targets for operating income for the Performance Period that the Committee may establish, in its discretion.
(b) The restrictions described in Section 4(b) shall lapse with respect to  _____  of the Earned RSUs on March 15, 20_____, another  _____  of the Earned RSUs on March 15, 20_____, and the remainder of the Earned RSUs on March 15, 20_. Upon the lapse of such restrictions with respect to any RSUs, the Company will issue you a certificate or provide evidence of book entry Shares as set forth in Section 2 in redemption of such RSUs.
(c) Notwithstanding the provisions of subsection (b) of this Section 5, the restrictions described in Section 4(b) shall lapse as described below at the time of the occurrence of any of the following events or as otherwise set forth in this Section 5(c):
(1) The restrictions described in Section 4(b) shall lapse with respect to any Earned RSUs at the time of the occurrence of your death or “Disability” (as defined in Section 12(f)). Notwithstanding the foregoing, if the Certification Date has not occurred prior to the time of your Termination of Employment as a result of your death or Disability, the restrictions described in Section 4(b) shall lapse with respect to the Earned RSUs on the Certification Date. If your Termination as a result of your death or Disability occurs on a date which is prior to the end of the Performance Period, the restrictions described in Section 4(b) shall lapse on the Certification Date with respect to a number of RSUs equal to the Earned RSUs multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12;

(2) The restrictions described in Section 4(b) shall lapse with respect to any Earned RSUs at the time of your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Affiliates and does not constitute a “Termination for Cause” (as defined in Section 12(m)). Notwithstanding the foregoing, if the Certification Date has not occurred prior to the time of your Termination of Employment that does not constitute a Termination for Cause, the restrictions described in Section 4(b) shall lapse with respect to the Earned RSUs on the Certification Date. If your Termination as a result of a dismissal or other action by the Company or any of its Affiliates that does not constitute a Termination for Cause occurs on a date which is prior to the end of the Performance Period, the restrictions described in Section 4(b) shall lapse on the Certification Date with respect to a number of RSUs equal to the Earned RSUs multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12; or
(3) The restrictions described in Section 4(b) shall lapse with respect to any Earned RSUs at the time of your Termination of Employment within one year following a “Change of Control” of the Company (as defined in Section 12(e)), but only if (i) such Termination of Employment is the result of a dismissal or other action by the Company or any of its Affiliates and does not constitute a Termination for Cause or (ii) the Termination of Employment occurs as a result of your resignation for “Good Reason” (as defined under Section 12(h)). Notwithstanding the foregoing, in the event of a Change of Control, unless provision is made in connection with such Change of Control for (x) assumption of this Award Agreement with appropriate adjustments that preserve the material terms and conditions of this Award Agreement as in effect immediately prior to the Change of Control or (y) substitution for such RSUs covered by this Award Agreement with new restricted stock units with appropriate adjustments as to the number and kinds of shares that preserve the material terms and conditions of such outstanding RSUs as in effect immediately prior to the Change of Control (including without limitation, the intrinsic value of the RSUs as of the Change of Control), the restrictions described in Section 4(b) shall lapse with respect to any Earned RSUs immediately prior to such Change of Control. If the Certification Date has not occurred prior to the date on which the restrictions lapse under this clause (3), the restrictions described in Section 4(b) shall lapse with respect to the Earned RSUs on the Certification Date. If an event described in this clause (3) occurs on a date which is prior to the end of the Performance Period, the restrictions shall lapse on the Certification Date with respect to a number of RSUs equal to the Earned RSUs multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12.

Upon the lapse of the restrictions described in Section 4(b), the Company will issue you a certificate or provide evidence of book entry Shares as provided in Section 2 in redemption of the RSUs.
6. Performance Metrics and Goals.
(a)  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company as of the last trading day prior to the end of the Performance Period of the TSR Target Performance Goal, as defined and calculated in accordance with Section 12 hereof, according to the following table:

Percentage of
TSR Target
Peer Group Ranking	Earned
The Company’s ranking relative to members of the Peer Group (as defined in Section 12(k)) will be determined by listing the Company and members of the Peer Group from highest to lowest TSR achieved by the respective company and counting down from the company with the highest TSR to the Company’s position within such list.

(b)  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company, as of the end of the Performance Period, of the HSE Target Performance Goal, according to the following table:

Percentage of
HSE Target
HSE Performance Goal	TRIR	Award Vesting
Threshold Goal
Target Goal
Maximum Goal
If the Committee determines and certifies the Company’s achievement of an HSE performance level between performance goals, the number of RSUs that will be Earned RSUs will be determined by linear interpolation.
(c)  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company, as of the end of the Performance Period, of the following Personal Target Performance Goal, according to the following table:

Percentage of
Personal Performance		Personal Target
Goal (A)	Adjusted Operating Margin	Award Vesting
Threshold Goal
Target Goal
Maximum Goal
If the Committee determines and certifies the Company’s achievement of Personal Performance Goal (A) at a performance level between performance goals, the number of RSUs that will be Earned RSUs will be determined by linear interpolation.
(d)  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company, as of the end of the Performance Period, of the following Personal Target Performance Goal, according to the following table:

Percentage of
Personal Performance		Personal Target
Goal (B)	Total Leverage Ratio	Award Vesting
Threshold Goal
Target Goal
Maximum Goal

If the Committee determines and certifies the Company’s achievement of Personal Performance Goal (B) at a performance level between performance goals, the number of RSUs that will be Earned RSUs will be determined by linear interpolation.
(e) Vesting and payment of the remaining  _____  percent (_____%) of the Target Award shall be subject to your achievement, as of the end of the Performance Period, of the Personal leadership measures established for you by the Committee. The Committee has approved and provided you with a set of Personal leadership measures for the Performance Period. On or before the Certification Date, the Committee will evaluate your performance in relation to the Personal leadership measures, certify your performance in relation to these measures and determine the number of RSUs you have earned with respect to the Personal leadership measures, which amount may range from 0 to  _____  RSUs, and for which  _____  RSUs will be deemed to constitute the threshold award,  _____  RSUs will be deemed to constitute the Target Award and  _____  RSUs will be deemed to constitute the Maximum Award.
7. Agreement With Respect to Taxes; Share Withholding.
(a) You agree that (1) you will pay to the Company or an Affiliate, as the case may be, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of, any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the RSUs awarded or the issuance of any Shares to you, and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs awarded or Shares issued.
(b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the RSUs awarded or the issuance of Shares to you, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such Committee, in its sole discretion, deems appropriate.
8. Adjustment of Shares. The number of Shares subject to the RSUs awarded to you under this Award Agreement shall be adjusted as provided in Section 4.2 of the Plan.

9. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Shares issuable upon the lapse of the restrictions on the RSUs pursuant to this Award Agreement is in effect at the time of issuance of such Shares, any certificate(s) representing the Shares shall contain the following legend:
The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such sale or transfer is exempt from registration under such acts and laws.
10. Transfer Taxes. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of the Shares to you pursuant to this Award Agreement and all other fees and expenses necessarily incurred by it in connection therewith.
11. Forfeiture and Clawback.
(a) You agree that in the event you violate the confidentiality, non-competition, non-solicitation or non-disparagement provisions of any agreement between you and the Company or any Affiliate, or any plan of the Company or any Affiliate in which you participate, including any severance plan, all of your RSUs for which the restrictions have not previously lapsed in accordance with Section 5 shall be forfeited to the Company and all of your rights to receive any Shares in the future pursuant to the RSUs shall automatically terminate without any payment of consideration by the Company.
(b) Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, you acknowledge that any incentive-based compensation paid to you hereunder may be subject to recovery by the Company under any clawback policy which the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s Common Stock may be listed. You agree to promptly return any such incentive-based compensation which the Company determines it is required to recover from you under any such clawback policy.

12. Certain Definitions. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan. As used in this Award Agreement, the following terms shall have the respective meanings indicated:
(a) “Adjusted Operating Income” means the Company’s Operating Income from consolidated continuing operations, increased or decreased by the removal of the financial effects of the following:
•	undetermined non-cash items excluded from the 20_____ base case budget;
•	settlements of disputes or claims that result in a charge or gain to the 20_____ base case budget;
•	non-recurring charges; and
•
long-term incentive and annual cash bonus expenses associated with the employment agreement of the Company’s President and CEO and certain InfrastruX legacy employment contracts with bonus computations differing from the Company’s 20_____  Management Incentive Compensation Plan.

(b) “Adjusted Operating Income Margin” means Adjusted Operating Income divided by consolidated revenue and expressed as a percentage.
(c) “Beginning Stock Value” means $100, invested in common stock at the average of the closing prices on the principal stock exchange on which such shares are traded for each of the 20 trading days immediately prior to the first day of the Performance Period.
(d) “Change in Stock Value” means, the Ending Stock Value minus the Beginning Stock Value.
(e) “Change of Control” shall have the meaning provided in the Plan, except that for purposes of clauses (a) and (b) of such definition, “fifty percent (50%) or more” shall be substituted for “thirty percent (30%) or more” each place it appears in clauses (a) and (b) of such definition.
(f) “Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(g) “Ending Stock Value” means the average of the closing prices on the principal stock exchange on which such shares are traded, of one share of common stock for each of the last 20 trading days of the Performance Period, multiplied by the sum of the number of shares represented by the Beginning Stock Value initial $100 investment plus such additional shares resulting from all dividends paid on common stock during the Performance Period being treated as though they are reinvested on the applicable ex-dividend dates at the applicable closing prices on such dates.

(h) “Good Reason” means any of the following events, unless you have consented thereto:
(i) a material diminution in your base salary, except that a reduction in your base salary is not Good Reason if it is made as part of an across-the-board salary reduction that affects all of the Company’s senior management team;
(ii) a change in the location of your principal place of employment by 50 miles or more from the location at which you must perform the services; or
(iii) a material change in your authority, duties or responsibilities.
An event does not constitute Good Reason unless you provide the Company with written notice of the existence of the condition that constitutes Good Reason. Such notice must be provided within 90 days after the initial existence of the condition, and the notice must provide the Company with at least 30 days during which it may remedy such condition.
(i) “Maximum Performance Goal” means, with respect to any performance goal, the performance level that the Company must achieve in order for two hundred percent (200%) of the Target Award to be earned.
(j) “Operating Income” means the Company’s consolidated earnings before deduction of interest expense (including non-cash amortization of original issue discount and financing costs), income taxes and any unusual or non-operating items, including interest income and gains or losses on disposition of assets.
(k) “Peer Group” means  _____. A company that ceases to be publicly traded at any time prior to the end of the Performance Period shall cease to qualify as a member of the Peer Group.
(l) “Target Performance Goal” means, with respect to any performance goal, the performance level that the Company must achieve in order for one hundred percent (100%) of the Target Award to be earned.

(m) “Termination for Cause” shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Affiliates, or your willful engaging in misconduct that is materially injurious to the Company or any of its Affiliates, monetarily or otherwise, or (3) if you have entered into an employment agreement or contract with the Company or any of its Affiliates, or if you have entered into any other agreement or contract with the Company or any of its Affiliates or participate in any plan of the Company or any Affiliate, including any severance plan, which includes confidentiality, non-competition, non-solicitation or non-disparagement covenants, (A) any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of your employment with the Company or any of its Affiliates or (B) any violation of the confidentiality, non-competition, non-solicitation or non-disparagement covenants. For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Company or any of its Affiliates.
(n) “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Affiliates for any reason other than your death or Disability.
(o) “Threshold Performance Goal” means, with respect to any performance goal, the minimum performance level that the Company must achieve in order for any portion of the Target Award to be earned.
(p) “Total Leverage Ratio” means the Company’s “Total Leverage Ratio,” as such term is defined in the Credit Agreement dated June 30, 2010 among Willbros United States Holdings, Inc., as borrower, the Company and certain subsidiaries thereof, as guarantors, the lenders from time to time party thereto and Crédit Agricole Corporate and Investment Bank, as administrative agent, collateral agent and issuing bank.
(q) “TRIR” means the Total Recordable Incidents per 200,000 man hours worked (as defined by the United States Department of Labor’s Occupational Health and Safety Administration) during the Performance Period.
(r) “TSR” for the Company or any member of the Peer Group for the Performance Period means the percentage (to the third decimal place) derived from a fraction the numerator of which is the Change in Stock Value, and the denominator of which is the Beginning Stock Value. Shares used in determining TSR shall be appropriately adjusted for stock splits and stock dividends during the Performance Period.

13. Short-term Deferral Exception. The parties intend that this Award Agreement and each payment upon the lapse of restrictions of any RSUs will meet all requirements of the short-term deferral exception to Code Section 409A. To the fullest extent possible, therefore, the Plan shall be construed and administered so that each payment under the Plan is made in a time, form and manner that results in the payment being excepted from Section 409A. The short-term deferral exception shall be applied separately to each payment required under this Award Agreement.
14. Designation of Beneficiary. Your beneficiary for receipt of any payment made under this Award Agreement in the event of your death shall be the person(s) designated as your beneficiary(ies) for life insurance benefits under the Company’s life insurance benefits plan unless you designate a different beneficiary on a form prescribed by the Company. If no beneficiary is designated, upon your death, payment shall be made to your estate.

If you accept this Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.

By:

Name:
Title:

The foregoing Award is accepted by me as of the  _____ day of  _____, 201_____, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

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